PSB BANCORP, INC.
                         AND SUBSIDIARIES

                Consolidated Financial Statements

                        December 31, 2000



                PSB Bancorp, Inc. And Subsidiaries

                             CONTENTS

                                                             Page

Independent Auditors' Report                                    1

Financial Statements:
  Consolidated Statements of Financial Condition,
    December 31, 2000 and 1999                                  2

  Consolidated Statements of Income
    for the Years Ended December 31, 2000, 1999 and 1998    3 - 4

  Consolidated Statements of Stockholders' Equity
    for the Years Ended December 31, 2000, 1999 and 1998        5

  Consolidated Statements of Cash Flows
    for the Years Ended December 31, 2000, 1999 and 1998    6 - 8

  Notes to Consolidated Financial Statements               9 - 44



                   INDEPENDENT AUDITORS' REPORT



To the Board of Directors
PSB Bancorp, Inc.
Philadelphia, Pennsylvania

     We have audited the accompanying consolidated statements of financial condition of PSB Bancorp, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. As discussed in Note 1, the consolidated financial statements of PSB Bancorp, Inc. and Subsidiaries for December 31, 1998 was restated for the 1999 pooling of interest transaction with First Bank of Philadelphia. We did not audit the separate financial statements of First Bank of Philadelphia for 1998, which reports total assets constituting 28% of the consolidated total assets and total interest income constituting 34% of the consolidated total interest income for December 31, 1998. Those statements were audited by other auditors whose report dated January 29, 1999 has been furnished to us, and our opinion insofar as it relates to the amounts included for First Bank of Philadelphia is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of PSB Bancorp, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                              /s/ Stockton Bates
                              Certified Public Accountants

Philadelphia, Pennsylvania

March 20, 2001



                PSB BANCORP, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                    DECEMBER 31, 2000 AND 1999



                PSB Bancorp, Inc. And Subsidiaries

          Consolidated Statements Of Financial Condition

ASSETS

                                                 December 31:
                                              2000        1999
                                           (Dollars in Thousands)
CASH AND CASH EQUIVALENTS:

  Cash and due from banks                   $  2,937    $  7,921
  Interest bearing deposits in other
    financial institutions                    14,969       9,354

      Total cash and cash equivalents         17,906      17,275

INVESTMENTS:

  Investment securities available-
    for-sale                                  68,435      72,386
  Investment securities held-to-
    maturity (fair value of $4,896 at
    December 31, 2000 and $4,810 at
    December 31, 1999)                         4,910       5,006

LOANS, NET OF UNEARNED INCOME                147,205     169,018

LOANS HELD FOR SALE                            9,080       8,221

  Less:  allowance for loan losses            (1,349)     (1,231)

      Total net loans                        154,936     176,008

FORECLOSED REAL ESTATE                         1,046       1,047

PREMISES AND EQUIPMENT, net                    1,820       1,692

ACCRUED INTEREST RECEIVABLE                    2,165       2,446

OTHER ASSETS                                   3,601       3,748

      TOTAL ASSETS                          $254,819    $279,608

                      See Accompanying Notes



LIABILITIES AND STOCKHOLDERS' EQUITY

                                                 December 31:
                                              2000        1999
                                           (Dollars in Thousands)
LIABILITIES:

  Deposits:
    Non-interest bearing                    $ 15,287    $ 14,720
    Interest bearing                         188,888     178,490

      Total deposits                         204,175     193,210

  Securities sold under agreements to
    repurchase                                13,402      15,640
  Advances from Federal Home Loan Bank                    34,000
  Accrued interest payable                       442         515
  Other liabilities                              818         196

      Total liabilities                      218,837     243,561

STOCKHOLDERS' EQUITY:

  Common Stock, no par value,
    15,000,000 shares authorized;
    4,095,751 and 4,542,768 shares
    issued and outstanding for
    December 31, 2000 and 1999
  Additional paid-in capital                  40,710      40,873
  Retained earnings                             (971)     (1,136)
  Accumulated other comprehensive income        (367)     (2,331)
  Employee Stock Ownership Plan               (1,111)     (1,359)
  Treasury Stock 446,756 shares
    in 2000, at cost                          (2,279)          -

      Total stockholders' equity              35,982      36,047

      TOTAL LIABILITIES AND STOCKHOLDERS'
        EQUITY                              $254,819    $279,608



               PSB Bancorp, Inc. And Subsidiaries

                 Consolidated Statements Of Income

                                       Year Ended December 31:
                                     2000       1999       1998
                                       (Dollars in Thousands,
                                       except per share data)
INTEREST INCOME:
  Interest on loans                $16,054    $13,457    $11,326
  Interest on investment
    securities                       4,846      4,165      1,560
  Interest-earning deposits            239        939      2,340

      Total interest income         21,139     18,561     15,226

INTEREST EXPENSE:
  Interest on deposits               8,042      8,270      7,775
  Interest on borrowings             2,582        949         25

      Total interest expense        10,624      9,219      7,800

      Net interest income           10,515      9,342      7,426

  Provision for loan losses            100        200        283

      Net interest income after
        provision for loan losses   10,415      9,142      7,143

NON-INTEREST INCOME:
  Investment securities gains
    (losses)                        (2,601)      434
  Service fees                         412       479
  Other                                275                 1,373

      Total non-interest income
        (loss)                      (1,914)      913       1,373

NON-INTEREST EXPENSE:
  Compensation and employee
    benefits                         4,383      3,601      3,252
  Premises and occupancy costs       1,162      1,290      1,260
  Federal insurance premiums            37         87         84
  Data processing                      356        237        211
  Advertising                          129        140        111
  Directors fees                       246        215        224
  General Insurance                    139        157         90
  Professional fees                    381      1,064         95
  Other                              1,493      1,407      1,183

      Total non-interest expense     8,326      8,198      6,510

INCOME BEFORE PROVISION FOR
  INCOME TAX                       $   175    $ 1,857    $ 2,006

  Provision for federal and
    state income tax:
    Current                            100        460        465
    Deferred                           (90)      (687)      (123)

      Total provision for income
        tax                             10       (227)       342

NET INCOME                         $   165    $ 2,084    $ 1,664

BASIC EARNINGS PER SHARE           $   .04    $   .48    $   .38

DILUTED EARNINGS PER SHARE         $   .04    $   .40    $   .32

                      See Accompanying Notes



                PSB BANCORP, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              YEARS ENDED DECEMBER 31, 2000 AND 1999



                PSB Bancorp, Inc. And Subsidiaries
         Consolidated Statements Of Stockholders' Equity
             Years Ended December 31, 2000, 1999 and 1998:

                                                                     Unallocated                     Accumulated
                                                          Additional    Stock                            Other          Total
                                                 Common     Paid-in    Held by   Treasury  Retained  Comprehensive
Stockholders'
                                                  Stock     Capital      ESOP      Stock   Earnings      Income
Equity
                                                                              (Dollars in Thousands)
BALANCE, DECEMBER 31, 1997                      $ 1,195    $24,225     $  (295)  $     -   $(5,131)
$   (10)       $19,984
  Employee Stock Ownership Plan:
    Shares released                                            (19)        141                                             122
    Cash of PSB Mutual Holding Company from
      merger of PSB Mutual Holding Company
      and Pennsylvania Savings Bank upon
      completion of Conversion and
      Reorganization                                                                           247                         247
    Issuance of common stock to Employee
      Stock Ownership Plan upon completion of
      Conversion and Reorganization                                     (1,289)                                         (1,289)
    Exchange of Pennsylvania Savings Bank
      common stock for PSB Bancorp, Inc.
      common stock upon completion of
      Conversion and Reorganization              (1,195)      1,195
    Issuance of common stock upon completion
      of Conversion and Reorganization                       16,107                                                     16,107
    Expenses relating to stock offering                        (718)                                                      (718)
    Net income for the year ended
      December 31, 1998                                                                      1,664                       1,664
    Other comprehensive income, net of tax:
      Change in unrealized gain on investment
        and mortgage-backed securities
        available-for-sale, net of taxes                                                                     13             13

          Total other comprehensive income                                                                               1,677

BALANCE, DECEMBER 31, 1998                            -     40,790      (1,443)             (3,220)           3
36,130

  Employee Stock Ownership Plan:
    Shares released                                             83          84                                             167
  Net income for the year ended
    December 31, 1999                                                                        2,084                       2,084
  Other comprehensive income, net of tax:
    Change in unrealized loss on investment
      and mortgage-backed securities
      available-for-sale, net of taxes                                                                   (2,334)        (2,334)

          Total other comprehensive income
            (loss)                                                                                                        (250)

BALANCE, DECEMBER 31, 1999                            -     40,873      (1,359)             (1,136)
(2,331)        36,047

  Employee Stock Ownership Plan:
    Shares released                                           (163)        248                                              85
  Purchase of Treasury Stock                                                      (2,279)                               (2,279)
Net income for the year ended
    December 31, 2000                                                                          165                         165
  Other comprehensive income, net of tax:
    Change in unrealized gain on investment
      and mortgage-backed securities
      available-for-sale, net of taxes                                                                    1,964          1,964

          Total other comprehensive income                                                                               2,129

BALANCE, DECEMBER 31, 2000                      $     -    $40,710     $(1,111)  $(2,279)  $  (971)
$  (367)       $35,982

                      See Accompanying Notes



                PSB Bancorp, Inc. And Subsidiaries

               Consolidated Statements Of Cash Flows
         Increase (Decrease) in Cash and Cash Equivalents

                                                  Year Ended December 31:
                                                2000        1999        1998
                                                (Dollars in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                 $    165    $  2,084    $  1,664
  Adjustments to reconcile net income
    to net cash provided (used) by operating
    activities:
    Amortization of premium/discount on
      mortgage-backed securities                   63          51          (7)
    Depreciation and amortization                 195         277         348
    Write-down of real estate owned               224         234          95
    (Gain) loss on sale of real estate                         20         (37)
    Loss on sale of property and equipment                                  9
    Loss on sale of investments                 2,601
    (Gain) loss on sale of loans                              372        (863)
    Provision for losses on loans                 100         200         283
    Provision for deferred income taxes           (90)       (687)       (123)
    Compensation expense-Employee Stock
      Ownership Plan                               85          84          61
    Change in assets and liabilities:
      Net change in loans held-for-sale          (859)     (1,283)        500
      Net change in accrued interest
         receivable                               281        (744)        (11)
      Net change in prepaid expenses and
        other assets                              426        (220)        (25)
      Net change in prepaid corporate
        taxes                                    (189)       (336)         (3)
      Net change in corporate taxes
        payable                                   (45)       (420)        157
      Net change in accrued pension cost                                   (7)
      Net change in accrued interest
        payable                                   (73)         14          20
      Net change in accrued
        expenses                                  667        (660)        (72)

          Total adjustments                     3,386      (3,098)        325

          Net cash provided (used) by
            operating activities                3,551      (1,014)      1,989

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investment securities,
    available-for-sale                           (500)    (39,407)    (31,692)
  Purchase of mortgage-backed securities,
     held-to-maturity                               -           -     (12,000)
  Sales of investment securities, maturities
    and principal repayments, available-
    for-sale                                    4,394       4,677      10,700
Maturities of investment securities,
    held-to-maturity                                -           -      16,500
Purchase of Federal Home Loan Bank
    stock (12)                                   (550)       (878)        (12)
  (Increase) decrease in total loans
    receivable, net                            21,201     (47,445)    (11,804)
  Proceeds from sale of real estate
    owned                                         407         674       1,404
  Property acquired through loan
    foreclosure action                              -        (698)          -
  Decrease in capitalized conversion costs                                155
  Proceeds from sale of property and
    equipment                                                             220
  Capital expenditures                           (319)       (227)       (219)

          Net cash provided (used) by
            investing activities               24,633     (82,606)    (26,748)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                     10,877       6,402      16,603
  Change in securities sold under
    agreements to repurchase                   (2,239)     13,145         347
  Net proceeds from stock offering                                     14,101
  Payment of ESOP loan                                       (234)
  Proceeds received from merger with PSB Mutual
    Holding Company                                                       247
  Purchase of treasury stock                   (2,279)
  Proceeds (repayments) of borrowings         (34,000)     34,000
  Increase in advances for borrowers'
    taxes and insurance                            88          55          97

          Net cash provided (used) by
            financing activities              (27,553)     53,368      30,701

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                631     (30,252)      5,942

  Cash and cash equivalents, beginning
    of year                                    17,275      47,527      41,585

CASH AND CASH EQUIVALENTS, END OF YEAR       $ 17,906    $ 17,275    $ 47,527

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:

  Cash paid during the year for:
    Interest on deposits and borrowings      $ 10,697    $  8,405    $  7,780

    Income taxes                             $    700    $    700    $    400

  Noncash activities:
    Loans transferred to real estate
      owned                                  $    630    $    699    $    491

                           See Accompanying Notes



                PSB Bancorp, Inc. And Subsidiaries

            Notes To Consolidated Financial Statements
                        December 31, 2000

1.   DESCRIPTION OF ORGANIZATION:

     PSB Bancorp, Inc. (the "Holding Company") was organized as a Pennsylvania business corporation on October 3, 1997 at the direction of Pennsylvania Savings Bank (the "Bank") for the purposes of becoming a holding company for the Bank upon the Conversion and Reorganization. The Holding Company is subject to regulation by the Securities and Exchange Commission and the Federal Reserve, and its principal business is the ownership of the Bank.

     Effective July 17, 1998, Pennsylvania Savings Bank (the "Bank") and PSB Mutual Holding Company ("MHC") completed the Plan of Conversion from mutual holding company to stock holding company. Under the Plan of Conversion, the newly formed holding company, PSB Bancorp, Inc. issued 1,610,732 shares of common stock, no par value, at a price of $10.00 per share in a direct and syndicated offering. Furthermore, based on an independent appraisal, existing stockholders of Pennsylvania Savings Bank, other than the MHC, exchanged each of their shares (579,390 shares) for
2.572374 shares of PSB Bancorp, Inc. and the mutual holding company merged with and into the Bank. The common stock of PSB Bancorp, Inc. began trading on the Nasdaq National Market under the symbol "PSBI" on July 17, 1998. Effective October 12, 1999, there was a change in charter from a savings bank to a commercial bank and subsequent name change from Pennsylvania Savings Bank to First Penn Bank resulting from the acquisition of First Bank of Philadelphia ("First Bank").

     In connection with the acquisition, each outstanding share of First Bank was exchanged for .857 shares of PSBI common stock. In addition, options to acquire 676,875 shares of First Bank have been converted into options to acquire 1,437,062 shares of the Company's common stock.

     As part of the transaction, the holding company merged Pennsylvania Savings Bank, which held a state saving bank charter, with and into First Bank, which holds a state commercial bank charter. The resulting operating subsidiaries operates under the name of First Penn Bank (the "Bank") and holds a commercial bank charter. This will provide the Bank with greater lending flexibility, particularly with respect to commercial loans. The Bank operates seven branches including two in Center City Philadelphia, and one in Montgomery County, Pennsylvania.

     The transaction was accounted for as a pooling of interests for financial reporting purposes, and as a tax-free reorganization for tax purposes.

     First Penn Bank, through its seven branch offices, makes residential, construction, commercial, student and consumer loans to customers and provides community banking services principally within Southeastern Pennsylvania and Southern New Jersey. Transnational Mortgage Corporation, a wholly-owned subsidiary, originates residential loans. PSA Financial Corporation, a wholly-owned subsidiary, originates residential and consumer loans. PSA Consumer Discount, a wholly-owned subsidiary of PSA Financial, originates consumer loans. All loan originations are to customers principally within, but not limited to, the County of Philadelphia, Pennsylvania. PSA Service Corporation, a wholly-owned subsidiary, processes all loans for First Penn Bank and the other subsidiaries.

     The Bank competes with other banking and financial institutions in its primary markets. Commercial banks, savings banks, savings and loan associations, mortgage bankers and brokers, credit unions and money market funds actively compete for deposits and loans in the Bank's market area. Such institutions, as well as consumer finance, mutual funds, insurance companies, and brokerage and investment banking firms, may be considered competitors of the Bank with respect to one or more of the services it renders.

     The Bank is subject to regulations of certain state and federal agencies and, accordingly, is periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, the Bank's business is particularly susceptible to being affected by state and federal legislation and regulations.

     Acquisition:

     On November 2, 2000, PSB Bancorp, Inc., (the "Company") and JADE Financial Corp. ("JADE") executed an Agreement and Plan of Merger. The Board of Directors of PSB Bancorp, Inc. and JADE Financial Corp. have approved the acquisition of JADE Financial Corp. by PSB Bancorp, Inc. through a merger of PSB Merger Sub, Inc., a subsidiary of PSB Bancorp, Inc. with and into JADE Financial Corp. and a contemporaneous merger of their respective bank subsidiaries, First Penn Bank and IGA Federal Savings Bank with First Penn Bank as the surviving institutions.

     As part of the transaction JADE Financial Corp, shareholders will receive $13.55 in cash for each share of JADE Financial Corp. common stock owned at date of merger. IGA Employee Stock Ownership Plan participants who have JADE Financial Corp. shares allocated to their retirement account, may direct the ESOP to receive on their behalf either $13.55 in cash or PSB Bancorp, Inc. common stock. If they elect to receive shares of PSB Bancorp, Inc. common stock, you will receive 2.745 shares of PSB Bancorp, Inc. common stock for each share of JADE Financial Corp common stock allocated to their retirement account as a participant in the ESOP. Each share of JADE Financial Corp. common stock that is not allocated to the account of any participant will be converted into 2.745 shares of PSB Bancorp, Inc. common stock.

     The transaction will be accounted for using the purchase method of accounting.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Consolidation:

     The consolidated financial statements for the periods prior to July 17, 1998 are those of First Bank of Philadelphia and Pennsylvania Savings Bank (the "Bank") and its wholly-owned subsidiaries, PSA Service Corporation, Transnational Mortgage Corporation and PSA Financial Corporation. The Bank became the wholly-owned subsidiary of the holding company on July 17, 1998 and as a result the consolidated financial statements for the period subsequent to July 17, 1998 also include the accounts of the holding company and its wholly-owned subsidiary, Pennsylvania Savings Bank. The holding company's business is conducted principally through the Bank and its wholly-owned subsidiaries. Significant intercompany balances and transactions have been eliminated.

     Effect of New Accounting Standards:

     SFAS No. 131, "Disclosure About Segment of an Enterprise and Related Information," is effective for the Bank for the period beginning January 1, 1998 and establishes disclosure requirements for segment operations. The Bank has no activity subject to SFAS No. 131.

     SFAS No. 132, "Employers' Disclosure About Pensions and Other Post-retirement Benefits," is effective for the Bank for the period beginning January 1, 1998 and revises the disclosure requirements for pension and post-retirement benefit plans. The Bank has no activity subject to SFAS No. 132.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for the Bank beginning January 1, 1999. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. The Bank has no activity subject to SFAS No. 133.

     SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held-for-Sale by a Mortgage Banking Enterprise," changes the way mortgage banking firms account for certain securities and other interests they retain after securitizing mortgage loans held-for-sale. The Bank has activity subject to SFAS No. 134 however, the impact on the results of operations is considered immaterial.

     In June 1999, the Financial Accounting Standards Board (FASB) issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging
Activities" - an amendment to SFAS Statement No. 133. This SFAS postponed the implementation of SFAS No. 133 to be effective for the periods beginning after January 1, 2000.

     In September 2000, the Financial Accounting Standards Board (FASB) issued Statement No. 140 (SFAS No. 140), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement, which replaces SFAS No. 125, will become effective for all transactions after March 31, 2001. The Bank has no activity subject to SFAS No. 140.

     Cash and Cash Equivalents:

     Cash and cash equivalents include unrestricted cash on hand, demand deposits maintained in depository institutions and other readily convertible investments with original contractual terms to maturity of three months or less.

     Securities:

     The Bank divides its securities portfolio into two segments: (a) held-to-maturity and (b) available-for-sale. Held-to-maturity securities are accounted for at cost, adjusted for amortization of premiums and accretion of discounts, using the level yield method, based on the Bank's intent and ability to hold the securities until maturity. Marketable securities included in the available-for-sale category are accounted for at fair value, with unrealized gains or losses, net of taxes, being reflected as adjustments to equity. The fair value of marketable securities available-for-sale is determined from publicly quoted market prices. Securities available-for-sale, which are not readily marketable, which include the Federal Reserve Bank stock, are carried at cost which approximates liquidation value.

     At the time of purchase, the Bank makes a determination of whether or not it will hold the securities to maturity, based upon an evaluation of the probability of future events. Securities, which the Bank believes may be involved in interest rate risk, liquidity, or other asset/liability management decisions, which might reasonably result in such securities not being held-to-maturity, are classified as available-for-sale. If securities are sold, a gain or loss is determined by a specific identification method and is reflected in the operating results in the period the trade occurs.

     Loans and Allowance for Loan Losses:

     Loans are stated at the amount of unpaid principal, net of unearned income and reduced by an allowance for loan losses. Interest on loans is accrued and credited to operations based upon the principal amounts outstanding. Loan origination fees and discounts on mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for actual prepayments. The allowance for loan losses is established through a provision for possible loan losses charged to expenses. The allowance is an amount that management believes will be adequate to absorb possible loan losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.

     Interest is discontinued on all loans that are contractually past due three months. Income is subsequently recognized only to the extent that cash payments are received, or until in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

     Loan Origination and Commitment Fees:

     Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized as an adjustment of the loan yield over the contractual life of the loan using the interest method. When a loan is sold, unamortized fees are recognized as income. Other loan fees and charges representing service costs for the prepayment of loans, for delinquent payments or for miscellaneous loan services are recognized when collected. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

     Loans Held for Sale:

     Loans held-for-sale are carried at cost. Management has determined the cost of loans held-for-sale approximates fair value, accordingly no gain or loss has been realized.

     Real Estate Owned:

     Real estate owned consists of properties acquired through foreclosure. Real estate owned is stated at the lower of cost or estimated fair value minus estimated costs to sell. Write-downs of real estate owned which occur after the initial transfer from the loan portfolio are recorded as expenses of real estate owned. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements which are capitalized to the extent that carrying value does not exceed estimated fair value. Real estate held for investment is carried at the lower of cost, including cost of improvements and amenities incurred subsequent to acquisition, or net realizable value.

     Income Taxes:

     The Bank records deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
 The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Premises and Equipment:

     Land is carried at cost. Office properties and equipment are recorded at cost less accumulated depreciation. Depreciation is computed based on cost using the straight-line method over estimated useful lives of 25-50 years for buildings, 10-25 years for land improvements and 3-10 years for office equipment. Maintenance and repair of property and equipment are charged to operations. Major improvements are capitalized.

     Excess of Acquisition Cost Over Fair Value of Assets
     Acquired:

     Excess of acquisition cost over fair value of assets acquired is recognized at cost, net of accumulated amortization. The asset is being amortized over 19 years using the straight-line method.

     Financial Statement Presentation:

     Certain items in prior year financial statements have been reclassified to conform to the 2000 presentation.

     Advertising:

     Advertising costs are charged to operations when incurred and amounted to $129,000, $140,000 and $111,000 for the years ended December 31, 2000,
1999 and 1998, respectively.

     Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Per Share Information:

     Earnings per share have been calculated based on the weighted average common shares outstanding for the respective periods less the uncommitted ESOP shares. The number of shares used in the computation of earnings per share for the years ended December 31, 2000, 1999 and 1998 was 3,961,970, 4,365,426 and 4,393,933 for basic earnings per share, and 4,464,477, 5,167,021 and 5,122,120 for diluted earnings per share, respectively. Earnings per share for the year ended December 31, 2000 reflect the shares issued and outstanding due to the merger of Pennsylvania Savings Bank and First Bank of Philadelphia effective October 12, 1999. In connection with the acquisition, each outstanding share of First Bank of Philadelphia was exchanged for .857 shares of PSB Bancorp, Inc. common stock. The effect of the merger on earnings per share reflects prior years.

     Cash deposited in Financial Institutions:

     The Bank maintains cash balances at other financial institutions in the Philadelphia regional area. Accounts at these financial institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. In the normal course of business, the Bank may have deposits that exceed the insured balance. The Bank was required to maintain approximately $320,000 in required reserve with the Federal Reserve Bank at December 31, 2000 and 1999.

3.   INVESTMENTS AND MORTGAGE-BACKED SECURITIES:

     The following is a summary of the Bank's investment in available-for-sale and held-to-maturity securities:

                                               Available-for-Sale
                                               December 31, 2000
                                                Gross        Gross
                                 Amortized   Unrealized   Unrealized     Fair
                                   Cost         Gains       Losses      Value
                                             (Dollars in Thousands)
Investment Securities:
  Equity Securities:
    Investment in mutual funds    $  2,354      $  -       $   (14)    $ 2,340
    FHLB and FRB Stock               2,591                               2,591

      Total equity securities        4,945                     (14)      4,931

  Debt Securities:
    FNMA                             3,500                     (42)      3,458
    Municipal Tax-exempt             3,480                     (51)      3,429
    FHLB Notes                      11,499                    (130)     11,369

      Total debt securities         18,479                    (223)     18,256

  Mortgage-backed Securities:
    FNMA                           $34,789      $  -       $  (620)    $34,169
    GNMA                             8,219                    (161)      8,058

      Total mortgage-backed
        securities                  43,008                    (781)     42,227

  Other Investments:
     Ironbridge                      1,649                               1,649
     Jade Financial                    795       446                     1,241
     S&L Data                           15                                  15
     PA Trust                          100        16                       116

      Total other investments        2,559       462                     3,021

      Total available-for-sale
        securities                  68,991       462        (1,018)     68,435

                                                Held to Maturity
                                               December 31, 2000
                                               Gross        Gross
                                 Amortized   Unrealized   Unrealized     Fair
                                   Cost         Gains       Losses      Value
                                             (Dollars in Thousands)
Investment Securities:
  Debt Securities:
    FNMA                          $ 1,000       $  -       $    (8)    $   992
    FHLMC                           3,000                      (42)      2,958

      Total debt securities         4,000                      (50)      3,950

  Mortgage-backed Securities:
    GNMA                          $   883       $ 34       $     -     $   917
    FHLMC                              27          2             -          29
      Total mortgage-backed
        securities                    910         36                       946

      Total held-to-maturity
        securities                  4,910         36           (50)      4,896



     The following is a summary of the Bank's investment in available-for-sale and held-to-maturity securities:

                                               Available-for-Sale
                                               December 31, 1999
                                                Gross        Gross
                                 Amortized   Unrealized   Unrealized     Fair
                                   Cost         Gains       Losses      Value
                                             (Dollars in Thousands)
Investment Securities:
  Equity Securities:
    Investment in mutual funds    $ 2,354       $  -       $   (24)    $ 2,330
    FHLB and FRB stock              2,056                                2,056

      Total equity securities       4,410                      (24)      4,386

  Debt Securities:
    FNMA                          $ 3,500                     (198)      3,302
    Municipal Tax-exempt            3,511                     (310)      3,201
    FHLB Notes                     11,499                     (598)     10,901

      Total debt securities        18,510                   (1,106)     17,404

  Mortgage-backed Securities:
    FNMA                          $39,540       $  -       $(2,188)    $37,352
    GNMA                            9,151                     (552)      8,599

      Total mortgage-backed
        securities                 48,691                   (2,740)     45,951

  Other investments
    Bankzip                         2,500                                2,500
    Ironbridge                      1,250                                1,250
    Jade Financial                    795                                  795
    PA Trust                          100                                  100

      Total other investments       4,645                                4,645

      Total available-for-sale
        securities                 76,256                   (3,870)     72,386

                                                Held to Maturity
                                               December 31, 1999
                                   Gross        Gross
                                 Amortized   Unrealized   Unrealized     Fair
                                   Cost         Gains       Losses      Value
                                             (Dollars in Thousands)
Investment Securities:
  Debt Securities:
    FNMA                          $ 1,000       $  -       $   (38)    $   962
    FHLMC                           3,000                     (183)      2,817

      Total debt securities         4,000                     (221)      3,779

  Mortgage-backed Securities:
    GNMA                          $   979       $ 23       $     -     $ 1,002
    FHLMC                              27          2                        29

      Total mortgage-backed
        securities                  1,006         25                     1,031

      Total held-to-maturity
        securities                  5,006         25          (221)      4,810


     Securities carried $13,402,000 and $18,409,000 at December 31, 2000 and 1999, respectively, were pledged to secure deposits as required or permitted by law, and repurchase agreement.

     The amortized cost and estimated market values of securities at December 31, 2000, 1999 and 1998 by contractual maturities, are as follows:

                                             December 31, 2000:
                                                        Estimated
                                           Amortized      Market
                                              Cost        Value
                                           (Dollars in Thousands)

Due less than one year                       $ 2,500     $ 2,489
Due after one year through five years          9,600       9,417
Due after five years through ten
  years                                        5,000       4,928
Due after ten years                            5,379       5,372
Mutual Funds                                   2,354       2,340
Mortgage-backed securities                    43,918      43,173
Other investments                              5,150       5,612

                                             $73,901     $73,331

                                             December 31, 1999:
                                                        Estimated
                                           Amortized      Market
                                              Cost        Value
                                           (Dollars in Thousands)

Due in one year or less                      $     -     $     -
Due after one year through five years         10,508       9,941
Due after five years through ten years         7,500       7,104
Due after ten years                            2,000       1,796
                                              20,008      18,841

  Mutual Funds                                 2,354       2,330
  Mortgage-backed securities                  49,699      46,983
  Other investments                            9,201       9,042

                                             $81,262     $77,196

     Proceeds from maturities of investment securities available-for-sale during the years ended December 31, 2000, 1999 and 1998 totaled $879,000, $1.0 million and $9.0 million, respectively. The proceeds for all periods were the result of security call options which were exercised and no gains or losses were realized on those sales.

     On November 16, 1999, the holding company purchased a convertible debenture in the amount of $2.5 million with a rate of 5.45% from ZipFinancial.Com.Inc. (d/b/a BankZip.com), a start up internet banking company for community banks. The debenture was convertible into 1 million shares of common stock upon the earlier of an initial public offering by BankZip or the day prior to the maturity date. The total capitalization of BankZip was $13.9 million. Due to the uncertainty of whether the company could raise sufficient additional capital, as of September 30, 2000, the holding company had established an equity account valuation reserve pursuant to SFAS No. 115 of 50% or $1.25 million while BankZip sought additional financing. BankZip has not raised sufficient additional capital and has subsequently ceased operations, the holding company has elected to write off this investment as of December 31, 2000.

4.   LOANS RECEIVABLE:

     Loans receivable consist of the following:

                                                December 31:
                                              2000         1999
                                           (Dollars in Thousands)
Real Estate Loans:
  One-to-four family                       $ 63,557     $ 63,937
  Five or more family residence               2,552        2,712
  Construction loans                         23,328       23,528
  Nonresidential                             28,805       27,117
                                            118,242      117,294

Student loans                                11,288       40,509
Consumer loans                                2,099        2,468
SBA loans                                    11,029        6,682
Commercial loans                             13,902       10,682
                                            156,560      177,635
  Less:
    Unearned fees and discounts                (275)        (404)
    Undisbursed loan proceeds                     -            8
    Allowance for loan losses                (1,349)      (1,231)

                                           $154,936     $176,008

     One-to four-family real estate loans include loans held-for-sale of $9,080,000 and $8,221,000 for the years ended December 31, 2000 and 1999, respectively. Loans receivable at December 31, 2000 and 1999 includes $107.7 million and $112.4 million of fixed rate loans and $48.9 million and $65.2 million of adjustable rate loans, respectively.

     A summary of loan maturities at December 31, 2000 is as follows:

                                                 Multi-
                                              Family and                Consumer
                                              Commercial                  and
                                One to Four      Real      Construc-   Commercial     Total
                                   Family       Estate        tion      Business      Loans
                                                   (Dollars in Thousands)
Amounts due:
  Non-accrual                     $ 1,718       $   292     $   814      $   270    $  3,094

  Within one year                   6,821         6,689      20,736       21,678      55,924

After one year:
  1 to 3 years                      1,803         5,421       1,778        3,403      12,405
  3 to 5 years                      3,916        13,418                    2,771      20,105
  5 to 15 years                     5,976         4,157                    6,302      16,435
  Over 15 years                    43,323         1,380                    3,894      48,597

    Total due after one year       55,018        24,376       1,778       16,370      97,542

    TOTAL AMOUNTS DUE             $63,557       $31,357     $23,328      $38,318    $156,560

     A summary of changes in the allowance for loan losses is as follows:

                                            December 31:
                                     2000        1999       1998
                                        (Dollars in Thousands)

BALANCE, BEGINNING OF YEAR          $1,231     $1,031       $965
  Provision charged to operation       100        200        283
  Recoveries of loans previously
    charged-off                         18                    53
  Charged-off                                       _       (270)

BALANCE, END OF YEAR                 $1,349     $1,231    $1,031

     The provision for loan losses charged to expense is based upon past loan and loss experience and an evaluation of potential losses in the current loan portfolio, including the evaluation of impaired loans under SFAS Nos. 114 and 118. A loan is considered to be impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan. As of December 31, 2000 and 1999, 100% of the impaired loan balance was measured for impairment based on the fair value of the loans' collateral. Impairment losses are included in the provision for loan losses. SFAS Nos. 114 and 118 do not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans. At December 31, 2000, the Bank's impaired loans consisted of one commercial real estate loan with a total recorded balance of $295,265 for which specific allowances of $14,763 have been established. At December 31, 1999, the Bank's impaired loans consisted of one commercial real estate loan with a total recorded balance of $325,537 for which specific allowances of $16,227 have been established. The average investment in impaired loans for the year ended December 31, 2000 and 1999 was $295,265 and $582,613, respectively.

     Loans on which the accrual of interest has been discontinued amounted to $3.1 million, $1.9 million and $2.4 million at December 31, 2000, 1999 and 1998, respectively. Loans charged off directly to operations during the years ended December 31, 2000 and 1999 were $220,000 and 420,000, respectively.

     Certain directors and officers of the Bank have loans with the Bank. Such loans were made in the ordinary course of business and do not represent more than a normal risk of collection. Loans to officers and directors amounted to $1.7 million and $1.7 million at December 31, 2000 and 1999, respectively. During the years ended December 31, 2000 and 1999 loans of $200,000 and $192,040, respectively, were disbursed to executive officers and trustees, while principal repayments of $188,000 and $41,834 were received in those years, respectively.

5.   ACCRUED INTEREST RECEIVABLE:

     A summary of accrued interest receivable is as follows:

                                                December 31:
                                            2000            1999
                                           (Dollars in Thousands)

Loans                                      $1,583          $1,865
FHLB Overnight                                 54               8
FRB Stock                                      10
Mortgage-backed securities                    273             313
Investment securities                         245             260

                                           $2,165          $2,446

6.   PREMISES AND EQUIPMENT:

     Office properties and equipment are summarized by major classification as follows:

                                                 December 31:
                                             2000          1999
                                           (Dollars in Thousands)

Land, buildings and improvements           $ 2,247       $ 2,284
Furniture, fixtures and equipment            3,437         3,082
                                             5,684         5,366
Less accumulated depreciation               (3,864)       (3,674)

                                           $ 1,820       $ 1,692

     Depreciation expense was $191,000, $270,000 and $262,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

7.   REAL ESTATE OWNED - ACQUIRED THROUGH SETTLEMENT OF LOANS:

     Real estate owned consists of the following:

                                                December 31:
                                            2000            1999
                                           (Dollars in Thousands)
Real estate acquired through
  settlement of loans                      $1,046          $1,047

8.   FEDERAL HOME LOAN BANK STOCK:

     The Bank is a member of the Federal Home Loan Bank System. As a member, the Bank maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh in an amount not less than 1% of its outstanding home loans or 1/20 of its outstanding notes payable, if any, to the Federal Home Loan Bank of Pittsburgh, whichever is greater, as calculated December 31 of each year.

9.   SHORT-TERM BORROWINGS:

     Advances on line of credit and weighted average interest rates at December 31, are as follows:

                                 2000                 1999
                           Amount    Rate       Amount    Rate
                                  (Dollars in Thousands)

FHLB fixed-rate advances   $    -       -%     $34,000     6.12%
     TOTAL                 $    -              $34,000

     Under an agreement with the Federal Home Loan Bank of Pittsburgh
(FHLB), PSB Bancorp, Inc. has a line of credit available in the amount of $109,000,000. As of December 31, 2000 and 1999, $-0- and $34,000,000 was
outstanding on this line of credit, respectively. All FHLB advances are collateralized by a security agreement covering qualifying mortgage loans and unpledged treasury, agency and mortgage-backed securities which at December 31, 2000, had a combined carrying value of $109,000,000. In addition, all FHLB advances are secured by the FHLB capital stock owned by First Penn Bank having cost of $2,250,000 and $1,700,000 at December 31, 2000 and 1999, respectively. Under the Bank's membership agreement with the FHLB, additional stock purchases are required when total advances from the FHLB are increased.

10.   DEPOSITS:

     The following tables present the average balances and rates paid on deposits and is as follows:

Year Ended December 31:
                                 2000                 1999
                                  (Dollars in Thousands)
                           Average   Average    Average   Average
                           Balance     Rate     Balance     Rate

Demand deposits           $ 15,912       -%    $ 18,911       -%
NOW checking accounts       15,150    2.09        8,924    3.47
Money market accounts       10,373    4.10       15,761    3.68
Savings accounts            28,866    2.95       29,686    2.90
Certificates of deposit    114,812    5.69      118,623    5.50

  Total deposits          $185,113             $191,905

     As of December 31, 2000, the Bank had total certificates of deposit of approximately $136.5 million. The following table summarizes the composition of these deposits:

                                            Amount    Percentage
                                           (Dollars in Thousands)
Certificates of deposits in excess of
  $100,000                                 $ 25,421        19%
Individual retirement accounts                7,522         5
Other certificates of deposit               103,579        76

    Total                                  $136,522       100%

     The Bank's certificates of deposit in excess of $100,000 which totaled $25.4 million at December 31, 2000, mature as follows: $3.7 million within three months, $19.1 million between three and twelve months; and $2.6 million after twelve months.

     The ability of the Bank to attract and maintain deposits and the Bank's cost of funds on these deposit accounts have been, and will continue to be, significantly affected by economic and competitive conditions.

     Certificates of deposit have scheduled maturities as follows:

                                                December 31:
                                             2000          1999
                                           (Dollars in Thousands)

Within one year                            $124,374      $100,815
Beyond one year but within three years       10,782        15,451
Due thereafter                                1,366         3,658

                                           $136,522      $119,924

     Interest expense on deposits is comprised of the following:

                                            December 31:
                                     2000        1999       1998
                                        (Dollars in Thousands)

NOW accounts                        $  235      $  310    $  151
Savings accounts                       851         862       840
Money Market accounts                  425         580       461
Certificates of deposit              6,531       6,518     6,340
                                     8,042       8,270     7,792
Early withdrawal penalties                                   (17)
                                    $8,042      $8,270    $7,775

     The aggregate amount of certificates of deposit accounts with a minimum denomination of $100,000 was approximately $25.4 million and $18.9 million at December 31, 2000 and 1999, respectively.

     The aggregate amount of demand deposits that have been re-classified as loan balances at December 31, 2000 and 1999 was $202,768 and $143,345, respectively.

11.  INCOME TAX MATTERS:

     The Holding Company and its wholly-owned subsidiaries file a consolidated federal income tax return and separate state and local income tax returns on a calendar year end basis.

     The provision for income taxes consists of the following:

                                          Year Ended December 31:
                                           2000             1999
                                           (Dollars in Thousands)
Currently payable:
  Federal                                 $ 100            $ 450
  State                                       -               10
                                            100              460
  Deferred                                  (90)            (687)

    TOTAL                                 $  10            $(227)

     The reconciliation between the actual provision for federal and state income taxes and the amount of income taxes which would have been provided at statutory rates is as follows:

                                          Year Ended December 31:
                                           2000     1999   1998
                                           (Dollars in Thousands)
Expected income tax expense at federal
  tax rate                                $  60    $ 631   $ 682
Tax exempt interest, net                    (39)       0       0
Dividends received deduction                (35)       0       0
Meals and entertainment                      28       20      20
State tax net of federal benefit              0        6       8
Valuation allowances effect                   0     (885)   (356)
Other differences, net                       (4)       1     (12)

                                          $  10    $(227)  $ 342

     Deferred taxes are included in the accompanying statements of financial condition as of December 31, 2000 and 1999 for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities given the provisions of currently enacted tax laws.

     The net deferred tax asset (liability) consists of the following components:

                                          Year Ended December 31:
                                           2000             1999
                                           (Dollars in Thousands)
Deferred Tax Asset:
  Unrealized loss on available-for-sale
    securities                            $  189          $1,554
  Deferred income                             93              60
  Loss carryforward limitation               889           1,497
  Less valuation allowance                     0            (379)
  Other                                      328              81

Deferred Tax Liability:
  Allowance for loan losses                 (183)           (223)
  Property and equipment                     (28)            (27)

    NET DEFERRED TAX ASSETS               $1,288          $2,563

     Management has determined that based on its assessment of projected levels of taxable income, realization of the net deferred tax asset is more likely than not.

     The Bank has available the following net operating loss carryforwards for federal income tax purposes:

                 2009                 $1,188,573
                 2010                  1,732,016
                 2011                    126,058
                 2012                     53,119

                                      $3,099,766

     The utilization of net operating loss carryforwards generated prior to February 1995 is limited to $484,650 per year due to the limitation imposed under Section 382 of the Internal Revenue Code. As of December 31, 2000, approximately $3.1 million of these carryforwards are subject to this annual limitation.

     The loss carryforward was a result of the acquisition of First Bank of Philadelphia.

     Prior to January 1, 1996, the Bank was allowed a special bad debt deduction for tax purposes based on a percentage of taxable income (8%) or on specified experience formulas, subject to certain limitations based upon aggregate loan balances at the end of the year. If the above amounts deducted were used for purposes other than for loan losses, such as in a distribution in liquidation, or if the Bank would cease to be a qualified thrift lender under the tax law, or otherwise, the amounts deducted would be subject to federal income tax at the then current corporate tax rate.

     The special bad debt method of accounting for bad debts for tax purposes utilized by qualified thrift institutions was repealed effective for tax years beginning January 1, 1996. Thrift institutions must now use either the direct write-off or experience method of accounting for bad debts and must treat this change as a change in accounting method. Any adjustment that is required to be taken into account because of the change will be determined solely with respect to the applicable excess reserves of the thrift which will be taken into income over a six-year period for tax purposes. Pennsylvania Savings Bank qualifies as a small bank. The Bank's applicable excess reserves will be the excess of the balance of its reserves as of the close of its last tax year beginning before January 1, 1996 over the greater of (a) its pre-1988 reserves, or (b) what the thrift's reserves would have been at the close of its last tax year beginning before January 1, 1996, had the thrift used the experience method. If a Bank meets the residential loan requirement, the income to be recognized may be deferred. A Bank meets the residential loan requirement if, for the tax year, the principal amount of residential loans made by the Bank during the year is not less than its base amount. The "base amount" generally is the average of the principal amounts of the residential loans made by the Bank during the six most recent tax years beginning before January 1, 1996. For the year ended December 31, 1996, the Bank meets the residential loan requirement and has elected to defer recognition of the income.

     Prior to January 1, 1988, the Bank was not required and did not record deferred income taxes on the difference between the allowance for loan losses reported for financial reporting purposes and the special bad debt deduction for income tax purposes.

     Retained earnings at December 31, 2000 and 1999 includes $2,450,099 for which no deferred federal income tax liability has been recognized.

     Management has determined that based on its assessment of projected levels of taxable income, realization of the net deferred tax asset is more likely than not.

     The Bank has made additions to the special bad debt deduction allowance since December 31, 1987 and, therefore, a deferred tax liability for the special bad debt deduction has been recorded in the amount of $195,000 and $223,754 for years ended December 31, 2000 and 1999, respectively.

     Deferred tax expense results from timing differences in the recognition of revenue and expense for tax and financial statement purposes. The sources of these differences are as follows:

                                           December 31:
                                     2000        1999       1998
                                        (Dollars in Thousands)
Bad debts                            ($40)       ($10)     $  12
Depreciation                            1          (5)         5
Deferred loan fees                    (33)        (20)        20
Valuation allowance                  (379)       (652)      (160)
Loss carryforward limitation          608           -          -
Accrued Expenses                     (179)          -          -
Other                                 (68)          -          -

  DEFERRED TAX EXPENSE              ($ 90)      ($687)     ($123)

     The realizability of deferred tax assets is dependent upon a variety of factors, including the generation of future taxable income, the existence of taxes paid and recoverable, the reversal of deferred tax liabilities and tax planning strategies. Based upon these and other factors, management believes it is more likely than not that the Bank will realize the benefits of these deferred tax assets.

12.  FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF
     1991 (FDICIA):

     FDICIA was signed into law on December 19, 1991 and includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting and operations.

     The regulations require institutions to have a minimum 4% leverage capital ratio, a minimum 4% tier 1 risk-based capital ratio and a minimum 8% total risk-based capital ratio to be considered "adequately capitalized". An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less. Failure to meet minimum capital requirements could result in prompt corrective action by the regulators.

     The following table sets out the Bank's various regulatory capital categories at December 31, 2000:

                                                          Minimum Capital      Well Capital
                                           Actual          Requirements       Requirements
                                       Amount    Ratio    Amount    Ratio    Amount    Ratio
                                                       Dollars in Thousands)
Tier l capital to risk
  weighted assets                     $34,183   23.29%   $ 5,872    4.00%   $ 8,808    6.00%
Total capital to risk
  weighted assets                      35,532   24.21%    11,743    8.00%    14,679   10.00%
Leverage to average assets             34,183   13.21%    10,348    4.00%    12,935    5.00%

     The following table sets out the Bank's various regulatory capital categories at December 31, 1999:

                                                          Minimum Capital      Well Capital
                                           Actual          Requirements       Requirements
                                       Amount    Ratio    Amount    Ratio    Amount    Ratio
                                                       Dollars in Thousands)
Tier l capital to risk
  weighted assets                     $31,348   17.90%   $ 7,006    4.00%   $10,510    6.00%
Total capital to risk
  weighted assets                      32,579   18.60     14,013    8.00     17,516   10.00
Leverage to average assets             31,348   11.48     10,927    4.00     13,659    5.00

13.  LEASE COMMITMENTS:

     On October 12, 1995, the Bank signed a lease agreement for office and branch space in Center City Philadelphia. The lease commenced on July 1, 1996 and extends for 11 years. On September 7, 2000, the Bank signed a lease agreement for office space at 1632 Walnut Street, Philadelphia. The lease commenced on January 1, 2000 and extends for 10 years. Lease expense for this lease for the years ended December 31, 2000 and 1999 was $468,049 and $424,003, respectively.

     The Bank was obligated under various other leases. Lease expense for these leases for the years ended December 31, 2000 and 1999 was $77,497 and $77,783, respectively.

     Minimum annual rentals are as follows:

               2001                        538,686
               2002                        549,465
               2003                        534,829
               2004                        540,218
               2005                        540,218
               Thereafter                  607,441

14.  RETIREMENT PLANS:

     The Bank sponsors the following retirement plans:

     A.   Defined Benefit Pension Plan:

     Covers employees who were at least 21 years of age, with 12 months of service with the Bank and have accumulated 1,000 hours of service during the Plan year. The Plan calls for benefits to be paid to eligible employees at retirement based upon years of service with the Bank and compensation rates near retirement. Contributions to the Plan reflect benefits attributed to employees' service. Plan assets consist of common stock, investment grade corporate bonds and U.S. Government obligations. The Retirement Plan was "frozen" as of September 30, 1994 and benefits no longer accrue thereunder. No new employees will be eligible for participation.

     The following table sets forth the plans' required disclosures with SFAS No. 132, "Employers' Disclosures About Pensions and Other
Postretirement Benefits."

                                                        December 31:
                                                2000        1999        1998
Change in benefit obligation:
  Benefit obligation at
    prior year-end                           $705,348    $670,690    $643,774
  Interest cost                                48,568      46,051      48,252
  Actuarial (gain) loss                         1,307      12,464      21,256
  Benefits paid                               (12,044)    (23,857)    (42,592)

    Benefit obligation at current
       year-end                              $743,179    $ 705,348   $670,690

                                                      December 31:
                                             2000         1999         1998
Change in plan assets:
  Fair value of plan assets
    at prior year-end                    $  905,992    $ 774,314    $ 739,135
  Actual return on plan assets              310,572      155,535       77,771
  Benefits paid                             (12,044)     (23,857)     (42,592)

    Fair value of plan assets at
      current year-end                   $1,204,520    $ 905,992    $ 774,314

  Funded status                          $  461,341    $ 200,644    $ 103,624
  Unrecognized actuarial gain              (606,423)    (375,029)    (296,083)
  Unrecognized transition obligation
    (asset)                                  86,425       92,599       98,773

    Accrued benefit cost                 $  (58,657)   $ (81,786)   $ (93,685)

    Amount recognized in the statement
      of financial position - accrued
      benefit cost                       $  (58,657)   $ (81,786)   $ (93,685)

          Net pension cost included the following components:

                                           December 31:
                                   2000        1999        1998

Interest cost                   $ 48,568    $ 46,051    $ 48,252
Expected return on plan
   assets                        (62,547)    (52,493)    (50,248)
Amortization of transition
  amount                           6,174       6,174       6,174
Amortization of prior service
  cost                                                   (46,800)
Amortization of gain             (15,324)    (11,631)     (9,535)

  NET PERIODIC PENSION COST
    (CREDIT)                    $(23,129)   $(11,899)   $(52,157)

     The significant actuarial assumptions used in calculating the above information is as follows:

                                                    December  31:
                                                    2000     1999

Weighted average discount rate                        7%       7%
Weighted average rate of compensation               N/A      N/A
Weighted average expected long-term rate of
  return on Plan Assets                               7%       7%

     No pension contributions were made for the years ended December 31, 2000, 1999 and 1998, respectively.

     The following three employee benefit plans cover all eligible employees, those with two years of service, (a year of service defined as having at least 1,000 hours of service) and being at least 21 years of age on the first day of the plan year.

     B.   Cash or Deferred Profit-Sharing Plan:

          Contributions to this Plan are determined by the participant's written election to reduce their compensation by no more than 15% of eligible compensation and also not to exceed code section 401(k) and other limitations as set by the plan documents.

          The Bank may also make discretionary contributions made out of net income.

          No bank contributions were made to the Plan for the years ended December 31, 2000, 1999 and 1998, respectively.

     C.   Profit-Sharing Plan:

          Contributions to the Plan are determined annually by the Board of Trustees based upon net income. Allocation of the contributions to participants is based upon annual compensation.

          No contributions were made to the Plan for the years ended December 31, 2000, 1999 and 1998, respectively.

     D.   Employee Stock Ownership Plan ("ESOP"):

          Effective October 23, 1995, the Bank has established an ESOP for eligible employees. The ESOP is a tax-qualified plan subject to the requirements of ERISA and the Code. Employees with a 12-month period of employment with the Bank during which they worked at least 1,000 hours and who have attained age 21 are eligible to participate. The ESOP borrowed funds from an unrelated third party lender and used the funds to purchase 42,780 shares of Common Stock. Due to the conversion and reorganization, the savings bank common stock held by the ESOP was converted into 110,046 shares of PSB Bancorp, Inc. Stock. The ESOP borrowed $1,288,540 from the holding company to purchase an additional 128,854 shares of PSB Bancorp, Inc. The holding company also lent sufficient funds to the ESOP to enable the ESOP to repay the 1995 loan which had an outstanding balance of $-0- at December 31, 2000.

          Benefits under the ESOP generally become 100% vested after the third year of service or upon normal retirement (as defined in the ESOP), disability or death of the participant. If a participant terminates employment for any other reason prior to fully vesting, his nonvested account balance will be forfeited. Forfeitures will be reallocated among remaining participating employees in the same proportion as contributions.
 Benefits may be payable upon death, retirement, early retirement disability or separation from service. The Bank's contributions to the ESOP will not be fixed, so benefits payable under the ESOP cannot be estimated. The Bank's contributions to the ESOP recorded as compensation expense for the years ended December 31, 2000 and 1999 were $86,105 and $147,038, respectively.

          Information with respect to the ESOP is as follows:

                                            December 31:
                                    2000       1999        1998

Allocated shares                  238,900     238,900     238,900

Committed shares                  105,119      61,558      57,782

Uncommitted shares                133,781     177,342     181,118

Fair value of uncommitted
    ESOP shares                   $614,750 $1,163,939  $1,381,025

Interest expense incurred                -     $5,187     $25,142

Dividends received                  N/A           N/A         N/A

     E.  Management Recognition Plan:

          The Bank's Board of Trustees has also adopted a Management Recognition Plan (the "MRP") effective October 20, 1995, as a method of providing certain senior executive officers of the Bank with a propriety interest in the Bank, to such officers for their service and to encourage such persons to remain in the service of the Bank. Benefits may be granted at the sole discretion of the Compensation Committee of the Bank's Board of Trustees. The MRP is managed by trustees who are directors of the Bank and who have responsibility to invest all funds contributed by the Bank to the trust created for the MRP. The Bank contributed $254,005 to the MRP trust in 1996 which enabled the MRP to purchase 21,390 shares of Common Stock. Due to the Conversion and Reorganization, the Savings Bank Common Stock held by the MRP was converted into 55,023 shares of PSB Bancorp, Inc. Stock. Unless the Compensation Committee of the Board specifies otherwise, shares granted to MRP participants will be in the form of restricted stocks which vest over a five-year period at the rate of 20% of such shares per year. Compensation expense in the amount of the fair market value of the common stock at the date of the grant to the employee will be recognized pro rata over the five years during which the shares are vested. As of December 31, 2000, 115,022 shares have been allocated to individual employees. For the years ended December 31, 2000, 1999 and 1998, the Bank recorded compensation expense of $50,801, $57,602 and $50,799, respectively, for the Management Recognition Plan.

     F.   Stock Option Plan:

          The Bank's Board of Trustees adopted the Pennsylvania Savings Bank Stock Option Plan (the "Option Plan") approved by a majority of stockholders on April 30, 1996. The Option Plan provides for the grant of
(i) options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Stock Option") under Section 422 of the Code, and (ii) options that do not so qualify ("Nonqualified Stock Options"). Pursuant to the Option Plan, up to 161,073 shares of Common Stock (subject to adjustment) will be reserved for issuance by the Bank upon exercise of stock options to be granted to certain officers and employees of the Bank from time to time under the Option Plan. The purpose of the Option Plan is to give certain officers and employees an opportunity to acquire Common Stock and thereby help the Bank attract, retain and motivate key employees and officers.

          At September 30, 1996, options to purchase 29,409 shares of common stock were granted at the market price of $11.87 and on December 31, 1996, 6,450 were granted at the market price of $13.25. On October 31, 1999, options to purchase 150,000 shares of common stock were granted at the market price of $5.375. No options were granted in 2000. The shares granted on September 30, 1996 and December 31, 1996 were converted to the right to acquire 75,650 and 16,592 shares of PSB Bancorp, Inc. stock, respectively, due to the Conversion and Reorganization.


15.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit generally consisting of residential purchase money mortgage commitments, or the unfunded portion of construction loans in process and standby letter of credit.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised of the undisbursed portion of construction loans and residential loan origination's. The Bank's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Generally, collateral, usually in the form of real estate, is required to support financial instruments with credit risk.

16.  SIGNIFICANT CONCENTRATIONS OF CREDIT RISK:

     The Bank grants mortgage, consumer and construction loans primarily to customers in Southeastern Pennsylvania and Southern New Jersey. Although the Bank has a diversified loan portfolio, a substantial portion of its customers' ability to honor their contracts is dependent upon the local economy. The Bank's net investment in loans is subject to a significant concentration of credit risk given that the investment is primarily within a specific geographic area.

     As of December 31, 2000 and 1999, the Bank had a net investment of $145.9 million and $167.8 million, respectively, in loans receivable.
These loans possess an inherent credit risk given the uncertainty regarding the borrower's compliance with the terms of the loan agreement. To reduce credit risk, the loans are secured by varying forms of collateral, including first mortgages on real estate, liens on personal property, savings accounts, etc. It is generally Bank policy to file liens on titled property taken as collateral on loans. In the event of default, the Bank's policy is to foreclose or repossess collateral on which it has filed liens.

     In the event that any borrower completely failed to comply with the terms of the loan agreement and the related collateral proved worthless, the Bank would incur a loss equal to the loan balance.

17.  COMMITMENTS:

     In the normal course of business, the Bank makes various commitments and is exposed to certain contingent liabilities which are not reflected in the accompanying financial statements. These commitments and contingent liabilities include open-end credit available. At December 31, 2000 and 1999, the Bank's customers had unused lines of credit available of $28.6 million and $19.7 million, respectively.

     Outstanding commitments to originate loans are as follows:

                                                   December 31:
                                                   2000     1999
                                                  (In Thousands)
First mortgage loans:
  Fixed rates                                    $ 5,025   $  110
  Variable rates                                   5,510    5,250

                                                 $10,535   $5,360

     Commitments under standby letters of credit totaled approximately $652,000 and $4,000 at December 31, 2000 and 1999, respectively.

     Other:

     There has been no change in the action brought against the Bank on January 9, 1997. This action was filed in the Court of Common Pleas of Montgomery County, Pennsylvania, against eleven defendants including the Bank. The action is related to a former loan customer whose loan was paid off from the proceeds of a subsequent lender after which the customer filed for bankruptcy. The complaint, filed by a subsequent lender, contains 20 separate counts against the numerous defendants. The Bank filed objections to the complaint and does not intend to answer the complaint until the objections are resolved. The action is in the preliminary discovery stage (interrogatories and requests for production of documents) and depositions have not been scheduled. Management feels that the complaint contains serious legal and procedural shortcomings. At this time, management does not believe that the outcome of the case will have a material impact on the Bank's financial position or results of operation.

18.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial position.

     A financial instrument is defined as cash, evidence of an ownership interest in equity, or a contract that both imposed on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially unfavorable terms with the second entity, conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or the exchange of other financial instruments on potentially favorable terms with the first entity.

     The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Quoted market prices should be used when available, if not available management's best estimate of fair value may be based on quoted market price of financial instruments with similar characteristics or on valuation techniques, such as using the present value of estimated future cash flows using a discount rate commensurate with the corresponding risk associated with those cash flows.
 These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows and future economic conditions. In that regard, the fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. In addition, these estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of the Bank taken as a whole. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.

     The following tables represents the carrying value and fair market value of financial instruments as of December 31, 2000:

                                           Carrying        Fair
                                            Amount         Value
                                           (Dollars in Thousands)
Assets:
  Cash and cash equivalents                $ 17,906      $ 17,906
  Investments securities available-for-
     sale                                    23,616        23,616
  Mortgage-backed securities available-
    for-sale                                 42,227        42,227
  Investment securities held-to-maturity      4,000         3,950
  Mortgage-backed securities held-to-
    maturity                                    910           946
  Loans receivable - net                    145,856       145,856
  Loans held for sale                         9,080         9,080
  Federal Home Loan Bank stock                2,591         2,591

Liabilities:
  NOW, MMDA and Passbook accounts            52,366        52,366
  Certificate of Deposits                   136,522       136,522

     The following tables represents the carrying value and fair market value of financial instruments as of December 31, 1999:

                                           Carrying        Fair
                                            Amount         Value
                                           (Dollars in Thousands)
Assets:
  Cash and cash equivalents                $ 17,275      $ 17,275
  Investments securities available-for-
    sale                                     24,379        24,379
  Mortgage-backed securities available-
    for-sale                                 45,951        45,951
  Investment securities held-to-maturity      4,000         3,779
  Mortgage-backed securities held-to-
    maturity                                  1,006         1,031
  Loans receivable - net                    167,787       167,787
  Loans held for sale                         8,221         8,221
  Federal Home Loan Bank stock                2,056         2,056

Liabilities:
  NOW, MMDA and Passbook accounts            58,566        58,566
  Certificate of Deposits                   119,924       119,924

     Cash and Cash Equivalents:

     The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate the fair value for those assets.

     Investments Securities:

     The fair value for investments are based on quoted market prices.

     Mortgage-backed Securities:

     The fair value of mortgage-backed securities issued by quasi-governmental agencies is based on quoted market prices.

     Loans Receivable:

     The Bank estimates that the fair value of its real estate, consumer and commercial loans approximates the carrying amount. The carrying amount is adjusted for the estimated future possible loan losses through a valuation allowance. The Bank's real estate loan portfolio was $118.2 million and $117.3 million at December 31, 2000 and 1999, respectively, with rates ranging from 6.00% to 10.00% and maturities through 30 years. The Bank's consumer loan portfolio was $2.1 million and $2.5 million at December 31, 2000 and 1999, respectively, with rates ranging from 5.00% to 22.53% with maturities through 18 years. The Bank's commercial loan portfolio was $13.9 million and $10.7 million at December 31, 2000 and 1999, respectively, with rates ranging from 8.25% to 10.25% with maturities through one year and monthly repayment terms. The Bank's student loan portfolio was $11.3 million and $40.5 at December 31, 2000 and 1999, respectively, with rates of 9.50% which are held for sale and contractually sold to an investor at par within 45 to 60 days of origination. The Bank's SBA loan portfolio was $11.0 million and $6.7 million at December 31, 2000 and 1999, respectively, with rates ranging from 6.00% to 8.75% and maturities through 22 years.

     Deposits:

     The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, NOW accounts, savings accounts and money market accounts, is equal to the amount payable on demand as of December 31, 2000 and 1999. The Bank has not determined the fair values of its time deposits (e.g. certificates of deposit) due to it not being practical to make such estimates based on varying interest rates and maturities involved and the excessive cost that would be incurred. Time deposits were $136.5 million and $119.5 million at December 31, 2000 and 1999, respectively, with rates ranging from 4.00% to 7.00%.

     Commitments to Extend Credit and Letters to Credit:

     The majority of the Bank's commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Bank or the borrower, they only have value to the Bank and the borrower. The Bank is unable to estimate the fair value of the recorded deferred fee amounts.

19.  EARNINGS PER SHARE:

                                        December 31, 2000:
                                                             Per
                                   Income       Shares      Share
                                 Numerator   Denominator   Amount
                                      (Dollars in Thousands
                                      except per share data)
Basic EPS:
  Income available to common
    stockholders                    $165        3,962       $.04

Effect of Dilutive Securities:
  Stock options                                   502

Diluted EPS:
  Income available to common
    stockholders and assumed
    conversions                     $165        4,464       $.04

                                        December 31, 2000:
                                                             Per
                                   Income       Shares      Share
                                 Numerator   Denominator   Amount
                                      (Dollars in Thousands
                                      except per share data)
Basic EPS:
  Income available to common
    stockholders                   $2,084       4,365       $.48

Effect of Dilutive Securities:
  Stock options                                   802

Diluted EPS:
  Income available to common
    stockholders and assumed
    conversions                    $2,084       5,167       $.40

21.  FINAL SAVINGS ASSOCIATION INSURANCE FUND LEGISLATION:

     On September 30, 1996, the Deposit Insurance Funds Act of 1996 (the Funds Act) was signed into law which, among other things, imposed a special one-time assessment to recapitalize the Savings Association Insurance Fund
(SAIF). As required by the Funds Act, the Federal Deposit Insurance Corporation (FDIC) imposed a special assessment on SAIF-assessable deposits held on March 31, 1995, payable November 27, 1996. The special assessment was recognized as a tax-deductible expense in 1996. The Bank recorded a special after-tax charge of $374,397 ($567,269 before tax) as a result of the FDIC special assessment.